Exhibit 99.1

DENDRITE’S SHAREHOLDERS APPROVE ACQUISITION BY CEGEDIM

BEDMINSTER, N.J. — May 4, 2007— Dendrite International, Inc. (NASDAQ: DRTE) announced today that, at a special meeting held in Bedminster, NJ, Dendrite’s shareholders approved its acquisition by French company, Cegedim SA (“Cegedim”).  Subject to satisfaction of certain regulatory approvals and other customary closing conditions, Dendrite expects the transaction to be completed on or about May 9, 2007.

On March 2, 2007, Dendrite announced that it had entered into an agreement to be acquired by Cegedim in a merger transaction. Cegedim has agreed to pay $16.00 in cash for each outstanding common share of Dendrite upon the closing of the merger.

About Dendrite

Founded in 1986, Dendrite International enables sales, marketing, clinical and compliance solutions for the global pharmaceutical industry. The Company’s clients are located in more than 50 countries and include the world’s top 20 pharmaceutical companies. For more information, please visit http://www.dendrite.com.

Note: Dendrite is a registered trademark of Dendrite International, Inc.

Forward Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements. Such risks and uncertainties include: Dendrite’s inability to satisfy the conditions to closing the merger and other risk factors as set forth from time to time in Dendrite’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Dendrite that Dendrite’s objectives will be achieved. Dendrite undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Investor Relations:
Christine Croft, 908-443-4265
christine.croft@dendrite.com

4